mPhase Technologies Announces Discovery to Potentially Improve its Nano-Based Battery Architecture

Early indications show that modification of silicon nanostructure could support high-density chemistries, yielding more "smart" power storage

LITTLE FALLS, N.J. - October 17, 2006 - mPhase Technologies (OTCBB:XDSL) today disclosed that a modification of the nanostructured silicon material used in its prototype nano-based battery is proving more hospitable to electrolytes used in higher-energy and power density chemistries, implying that the new design could be the basis for an improvement in the amount of power such devices can store.

In a presentation to the Lux Executive Summit, being held in Cambridge, Mass., Mary K. Whelan, mPhase's executive vice president, marketing and communications, reported that researchers have conducted an experiment with a new supporting structure whose geometry caused a wide array of liquid electrolytes to maintain their "super-hydrophobic" characteristics. While noting that this was only a test of the physical structure itself, she added that further experimentation is needed to determine the consequent impact on the company's future designs.

"Potential customers are indicating that the nanobattery's key value is its long shelf life and ability to generate power on demand," says Whelan. "However, greater power density is another top consideration, and we are determined to knock down the technical barriers to meeting what the market demands."

The mPhase nanobattery depends on super-hydrophobic electrolytes to be repelled from the underlying electrodes to maintain a physical separation until needed. For competitive reasons, mPhase is not ready to disclose details on its nanostructure design modification. "Our immediate focus is to pursue development of another prototype to validate our assumptions," said Whelan.

Note to Editors: To schedule an onsite interview with Mary Whelan, please call Sam Gronner, 201-592-7896 or email, mediarelations@mphasetech.com

About mPhase Technologies, Inc. mPhase Technologies Inc. (OTCBB: XDSL) develops and commercializes next-generation telecommunications and nanotechnology solutions, delivering novel systems to the marketplace that advance functionality and reduce costs. The company, awarded the 2005 Frost & Sullivan Excellence in Technology Award and the Nano 50 Award from NASA Nanotech Briefs, is bringing nanotechnology out of the laboratory and into the market with a planned innovative long life power cell. Additionally, the company is working on prototype ultra-sensitive magnetometers with a potential for more than 100-fold increase in sensitivity as compared with available un-cooled sensors. More information is available at the mPhase Web site at www.mPhaseTech.com.

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